Exhibit (b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

Fundrise Real Estate Interval Fund II, LLC

This Limited Liability Company Agreement of Fundrise Real Estate Interval Fund II, LLC, dated as of January 17, 2025 (this "Agreement"), is entered into by Rise Companies Corp., as the sole member (the "Member").

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

1.       Name. The name of the limited liability company (the "Company") is Fundrise Real Estate Interval Fund II, LLC.

2.       Certificates. Brandon Jenkins is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased, and the Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act. The Member, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

3.       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.       Principal Business Office. The principal business office of the Company shall be located at 11 Dupont Circle, NW, 9th Floor, Washington, D.C. 20036 or such other location as may hereafter be determined by the Member.

5.       Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6.       Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7.       Powers. The business and affairs of the Company shall be managed by the Board. The Directors shall have the power to do any and all acts necessary, desirable or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members or managers of limited liability companies under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, each Director is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

8.       Board of Directors.

(a)       “Directors” or “Board” means all persons who may from time to time be duly elected or appointed and have qualified to serve as Directors of the Company, in each case so long as such person shall continue in office in accordance with the terms of this Agreement, and reference herein to a Director or the Directors shall refer to such person or persons in his or her or their capacity as Directors hereunder.

(b)       The Member shall have the power to designate the initial Director or Directors.

(c)       Subject to the provisions of this Agreement, the business of the Company may be managed by the Directors, and the Member may designate that the Directors have all powers necessary or convenient to carry out that responsibility, including the power to engage in securities transactions of all kinds on behalf of the Company.

9.       Dissolution.

(a)       The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)       The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

10.       Capital Contributions. The Member is hereby admitted as the sole member of the Company upon its execution and delivery of this Agreement. The Member has contributed such capital to the Company as set forth in the books and records of the Company.

11.       Additional Contributions. The Member is not required to make any additional contribution to the capital of the Company. However, the Member may, at any time and in its sole discretion, make additional contributions to the capital of the Company.

12.       Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

13.       Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of his interest in the Company if such distribution would violate the Act or other applicable law.

14.       Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers any of its interest in the Company pursuant to this Section 13, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

15.       Resignation. The Member may at any time resign from the Company.

16.       Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Board.

17.       Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

18.       Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

19.       Severability of Provision. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

20.       Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

21.       Sole Benefit of Member. The provisions of this Agreement (including Section 10) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Member or of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or of the Member to make any contributions or payments to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

Rise Companies Corp.

By: Fundrise Advisors, LLC, its Manager

By:	/s/ Brandon Jenkins
Name:	Brandon Jenkins
Title:	Chief Operating Officer

4